EXHIBIT 11.01

Statements of Computation of Basic and Diluted Net Loss Per Share
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net loss applicable to common stockholders from continuing operations	$(5,701)	$(3,089)	$(10,568)	$(6,578)
Net income (loss) applicable to common stockholders from discontinued operations	$—	$7	$—	$(6)
Net loss applicable to common stockholders	$(5,701)	$(3,082)	$(10,568)	$(6,584)
Weighted average shares of common stock outstanding	235,282,355	233,620,817	234,456,176	233,620,486
Weighted average shares used in computing basic and diluted net loss per share from continuing and discontinued operations	235,282,355	233,620,817	234,456,176	233,620,486
Net loss per share, basic and diluted from continuing operations	$(0.02)	$(0.01)	$(0.05)	$(0.03)
Net income (loss) per share, basic and diluted from discontinued operations	$—	nil	$—	nil
Net loss per share, basic and diluted	$(0.02)	$(0.01)	$(0.05)	$(0.03)

THIS EXHIBIT CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.